Exhibit 5.1

FOLEY HOAG LLP

Attorneys at Law

October 2, 2006

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-3 (as such may be amended or supplemented, the “Registration Statement”) to be filed by ABIOMED, Inc. (the “Company”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 7,500,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (“Common Stock”). The Shares are to be offered from time to time as set forth in the Registration Statement, the prospectus contained therein and any prospectus supplements.

You have requested our opinion with respect to the matters set forth below.

We are familiar with the Company’s Certificate of Incorporation and all amendments thereto and restatements thereof, its By-Laws and all amendments thereto and restatements thereof, the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company, and its stock records. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Subject to the foregoing and the other matters set forth herein, it is our opinion that when: (a) the Board of Directors of the Company, or a duly formed committee thereof, has taken all necessary corporate action to approve the terms of the offering, sale and issuance of the Shares as contemplated by the Registration Statement, (b) the certificates representing the Shares have been duly executed, countersigned, registered and delivered in accordance with applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company or a duly formed committee thereof, (c) the Company has received the payment of the consideration for the Shares as approved by the Board of Directors of the Company or a duly formed committee thereof, and (d) the Registration Statement has become effective under the Securities Act, then the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

FOLEY HOAG LLP

By:	/s/ PETER M. ROSENBLUM
a Partner